Contact:	Investors: Amy Martini Corporate Affairs (914) 789-2816 amartini@progenics.com	Media: Aline Schimmel Scienta Communications (312) 238-8957 aschimmel@scientapr.com
PROGENICS PHARMACEUTICALS ANNOUNCES
SECOND QUARTER 2011 FINANCIAL RESULTS

— Second quarter U.S. sales of RELISTOR® increased 99% over first quarter and 50% over prior year quarter —
— Enrollment in phase 3 trial of oral methylnaltrexone completed —
— Conference call and webcast at 8:30 am ET today —

Tarrytown, NY, August 9, 2011 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced results of operations for the second quarter and six months ended June 30, 2011.

“We and our partner Salix have made significant advances toward our goals for the RELISTOR franchise in these early months of our collaboration,” said Mark R. Baker, Progenics’ chief executive officer. “U.S. RELISTOR sales have increased significantly since Salix assumed marketing responsibility on April 1. We submitted an sNDA for approval of subcutaneous RELISTOR for chronic, non-cancer pain patients. Also, we are pleased to have completed enrollment in the phase 3 trial of the oral formulation in that population in less than a year.”

Financial Results

Net income for the second quarter was $55.5 million or $1.64 diluted per share, compared to a net loss of $15.2 million or $0.47 diluted per share in the second quarter of 2010, reflecting primarily recognition of $59.5 million of the $60.0 million upfront payment received from Salix Pharmaceuticals (Nasdaq: SLXP) in February for ex-Japan global rights to RELISTOR. Net income for the six months ended June 30th was $32.6 million or $0.97 diluted per share, compared to a net loss of $33.8 million or $1.05 diluted per share for the first half of 2010. The Company ended the second quarter with cash, cash equivalents and securities of $85.9 million, reflecting use of $6.3 million cash in the quarter. The cash and securities position includes $7.7 million of reimbursements from Salix for RELISTOR related expenses incurred and paid by Progenics through April. Progenics also expects to receive reimbursement for an additional $4.4 million of RELISTOR expenses paid during the second quarter.

Second quarter revenue totaled $74.4 million, compared to $2.3 million for the same period of 2010. For the first half of 2011, Progenics reported revenues of $76.8 million, compared to $3.8 million in the 2010 period. The increases for both periods reflect $12.4 million in research and development revenue from Salix, in addition to the recognition of $59.5 million of the upfront payment.

Second quarter 2011 global net sales of RELISTOR were $5.2 million, consisting of $3.5 million U.S., and $1.7 million ex-U.S. Global net sales for the previous quarter were an adjusted $3.3 million, comprising $1.8 million U.S. and $1.5 million ex-U.S. Second quarter 2010 sales totaled $3.8 million, with $2.3 million U.S. and $1.5 million ex-U.S. About three-quarters of the increase from first to second quarter 2011 was attributable to volume and one-quarter was due to a price increase. The first quarter 2011 U.S. sales amount was adjusted to exclude $0.5 million in inventory transfers between collaborators, originally reported as sales by Progenics’ former partner.

Royalty income for the second quarter of 2011 was $0.5 million based on net U.S. sales only, as no ex-U.S. royalties were payable during this portion of the RELISTOR collaborator transition. This compared to $0.6 million in the second quarter of 2010 based on global net sales.

Expenses for the second quarter of 2011 were $18.9 million, up $1.3 million over the same period in 2010. For the first half of 2011, expenses totaled $44.3 million, an increase of $6.6 million over the prior year period. These increases resulted from clinical trial expenses related to the oral methylnaltrexone phase 3 study and regulatory filing fees for the sNDA submission, and these increases were partially offset by lower compensation expenses resulting from a decrease in Company-wide average headcount.

Second Quarter Highlights

•
Submitted a supplemental New Drug Application in June to the U.S. Food and Drug Administration seeking approval for RELISTOR to treat opioid-induced constipation (OIC) in patients with chronic, non-cancer pain.

•
Presented data from the one-year phase 3 safety study of subcutaneous methylnaltrexone in non-cancer pain patients with OIC. At a fixed dose of 12 mg, the drug was shown to be generally safe and well tolerated, with a safety profile similar to that from a previously reported, shorter-duration efficacy study, and with no observed unexpected safety signals. Data were presented at the annual meeting of the American Pain Society.

Oral Trial Enrollment Completed

Patient enrollment was completed in the phase 3 trial of oral methylnaltrexone in chronic, non-cancer pain patients who are experiencing OIC as a result of their pain management regimens. This study is being conducted in collaboration with Salix, Progenics’ global partner for RELISTOR (methylnaltrexone bromide), a first-in-class treatment for OIC currently approved for advanced illness patients. Subcutaneous RELISTOR is also in clinical trials in Japan conducted by Ono Pharmaceutical under license from Progenics.

Conference Call and Webcast

Progenics will review second quarter financial results in a conference call today at 8:30 a.m. EDT. To participate, please dial 877-250-8889 (domestic) or 720-545-0001 (international) and reference access code 88334481. You also may listen to the live webcast on the Events section of the Progenics website, www.progenics.com, and an archived replay will be available from 12:00 p.m. EDT today through Tuesday, August 16 by telephoning 800-871-9012 and extension 885867# (domestic) or 641-715-3900 and 925289# (international).

- Financial Tables follow -

Progenics Announces Second Quarter 2011 Results Page

PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net loss per share)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Collaboration revenue	$72,460	$880	$73,543	$1,093
Royalty income	527	581	527	1,206
Research grants	1,401	789	2,665	1,433
Other revenues	19	55	60	96
Total revenues	74,407	2,305	76,795	3,828

Expenses:
Research and development	13,302	10,659	32,481	22,551
License fees – research and development	88	291	452	1,107
General and administrative	4,952	5,680	10,149	12,154
Royalty expense	70	58	127	120
Depreciation and amortization	525	874	1,061	1,751
Total expenses	18,937	17,562	44,270	37,683

Operating income (loss)	55,470	(15,257)	32,525	(33,855)

Other income:
Interest income	16	16	34	31
Total other income	16	16	34	31

Net income (loss)	$55,486	$(15,241)	$32,559	$(33,824)

Net income (loss) per share; basic	$1.66	$(0.47)	$0.97	$(1.05)
Weighted average shares outstanding; basic	33,510	32,396	33,397	32,251

Net income (loss) per share; diluted	$1.64	$(0.47)	$0.97	$(1.05)
Weighted average shares outstanding; diluted	33,787	32,396	33,567	32,251

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands)
	June 30, 2011	December 31, 2010

Cash and cash equivalents	$82,405	$47,918
Accounts receivable	5,459	2,283
Auction rate securities	3,516	3,608
Fixed assets, net	4,909	5,878
Other assets	1,345	3,051
Total assets	$97,634	$62,738

Liabilities	$7,699	$11,430
Deferred revenue	468	-
Total liabilities	8,167	11,430
Stockholders’ equity	89,467	51,308
Total liabilities and stockholders’ equity	$97,634	$62,738

Progenics Announces Second Quarter 2011 Results Page

Phase 3 Study Design for Oral Methylnaltrexone

The phase 3 study is a randomized, double-blind, placebo-controlled trial which has completed enrollment of non-cancer pain patients experiencing OIC. Patients receive either placebo or one of three doses of oral methylnaltrexone. Following a two-week screening period, study participants are dosed once daily for four weeks, continuing treatment on an as needed basis for eight additional weeks. The primary efficacy endpoint of the study is the proportion of subjects with a rescue-free bowel movement within four hours of receiving oral methylnaltrexone during the four-week blinded period.
Important Safety Information for RELISTOR

RELISTOR is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of RELISTOR beyond four months has not been studied.

RELISTOR is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician. Use of RELISTOR has not been studied in patients with peritoneal catheters.

Safety and efficacy of RELISTOR have not been established in pediatric patients.

Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie’s syndrome). Perforations have involved varying regions of the GI tract: (e.g., stomach, duodenum, colon).

Use RELISTOR with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with RELISTOR and promptly notify their physician if they develop severe, persistent, and/or worsening abdominal symptoms.

The most common adverse reactions reported with RELISTOR compared with placebo in clinical trials were abdominal pain (28.5% vs. 9.8%), flatulence (13.3% vs. 5.7%), nausea (11.5% vs. 4.9%), dizziness (7.3% vs. 2.4%), diarrhea (5.5% vs. 2.4%), and hyperhidrosis (6.7% vs. 6.5%).

RELISTOR full Prescribing Information for the U.S. is available at www.RELISTOR.com.

About Progenics

Progenics Pharmaceuticals, Inc., of Tarrytown, N.Y., is a biopharmaceutical company with programs in gastroenterology, oncology and virology focused on innovative therapeutics for patients with debilitating conditions and life-threatening diseases. Progenics’ first commercialized therapy is RELISTOR® (methylnaltrexone bromide), a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness. Progenics has exclusively licensed Salix Pharmaceuticals, Ltd. to continue development and commercialization of RELISTOR in worldwide markets other than Japan, where Ono Pharmaceutical Co., Ltd. has an exclusive license to develop and commercialize subcutaneous RELISTOR. Progenics’ pipeline candidates include PSMA ADC, a human monoclonal antibody-drug conjugate in phase 1 testing for treatment of prostate cancer, and preclinical stage, novel antibodies to toxins produced by C. difficile bacteria.

The information in this press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting risks and litigation. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

(PGNX-F)

Editors Note:

For more information, please visit www.progenics.com.

For more information about RELISTOR, please visit www.RELISTOR.com.